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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                      Particle Drilling Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    70212G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 70212G101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,378,987

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,378,987

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,378,987

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 70212G101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lampe, Conway & Co., LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,417,023

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,417,023

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,417,023

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

CUSIP No. 70212G101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven G. Lampe

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,417,023

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,417,023

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,417,023

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, IN

CUSIP No. 70212G101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard F. Conway

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,417,023

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,417,023

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,417,023

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, IN

CUSIP No. 70212G101
            ---------------------


Item 1(a).  Name of Issuer:


            Particle Drilling Technologies, Inc.
            -------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            11757 Katy Freeway, Suite 1300
            Houston, Texas 77079
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            LC Capital Master Fund, Ltd.
            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
            -------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:


            LC Capital Master Fund, Ltd.
            c/o Trident Fund Services (B.V.I.) Limited
            P.O. Box 146
            Waterfront Drive
            Wickhams Cay
            Road Town, Tortola
            British Virgin Islands


            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
            680 Fifth Avenue
            Suite 1202
            New York, New York  10019
            -------------------------------------------------------------------

      (c).  Citizenship:


            LC Capital Master Fund, Ltd. - Cayman Islands exempted company Lampe, Conway & Co., LLC - Delaware limited liability company Steven G. Lampe - United States
            Richard F. Conway - United States
            -------------------------------------------------------------------

      (d).  Title of Class of Securities:


            Common Stock, par value $.001 per share
            -------------------------------------------------------------------

      (e).  CUSIP Number:


            70212G101
            -------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     (a)  Amount beneficially owned:

           LC Capital Master Fund, Ltd. - 2,378,987
           Lampe, Conway & Co., LLC -     2,417,023
           Steven G. Lampe -              2,417,023
           Richard F. Conway -            2,417,023
           -------------------------------------------------------------------

     (b)  Percent of class:

           LC Capital Master Fund, Ltd. - 7.5%
           Lampe, Conway & Co., LLC -     7.6%
           Steven G. Lampe -              7.6%
           Richard F. Conway -            7.6%
           -------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                  Not Applicable

          (ii)  Shared power to vote or to direct the vote

           LC Capital Master Fund, Ltd. - 2,378,987
           Lampe, Conway & Co., LLC -     2,417,023
           Steven G. Lampe -              2,417,023
           Richard F. Conway -            2,417,023

          (iii) Sole power to dispose or to direct the disposition of

                  Not Applicable

          (iv) Shared power to dispose or to direct the disposition of

           LC Capital Master Fund, Ltd. - 2,378,987
           Lampe, Conway & Co., LLC -     2,417,023
           Steven G. Lampe -              2,417,023
           Richard F. Conway -            2,417,023

Item 5.  Ownership of Five Percent or Less of a Class.

            Not Applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable


Item 8.  Identification  and  Classification  of Members of the Group.

            Not Applicable


Item 9.  Notice of Dissolution of Group.

            Not Applicable


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.



                                            LC Capital Master Fund, Ltd.

                                            By: /s/ Richard F. Conway
                                                ---------------------
                                                Name:  Richard F. Conway
                                                Title: Director
                                                Date:  February 11, 2008

                                            Lampe, Conway & Co., LLC*

                                            By: /s/ Richard F. Conway
                                                ---------------------
                                                Name:  Richard F. Conway
                                                Title: Managing Member
                                                Date:  February  11, 2008

                                            /s/ Steven G. Lampe*
                                            ---------------------
                                                Name: Steven G. Lampe
                                                Date:  February 11, 2008


                                            /s/ Richard F. Conway*
                                            ---------------------
                                                Name: Richard F. Conway
                                                Date:  February 11, 2008


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                     Exhibit A


                                         AGREEMENT

The undersigned agree that this Schedule 13G amendment dated February 11, 2008 relating to the Common Stock, of Particle Drilling Technologies, Inc. shall be filed on behalf of the undersigned.

                                           LC Capital Master Fund, Ltd.

                                           By: /s/ Richard F. Conway
                                               ---------------------
                                               Name:  Richard F. Conway
                                               Title: Director
                                               Date:  February 11, 2008

                                           Lampe, Conway & Co., LLC*

                                           By: /s/ Richard F. Conway
                                               ---------------------
                                               Name:  Richard F. Conway
                                               Title: Managing Member
                                               Date:  February 11, 2008

                                           /s/ Steven G. Lampe*
                                           ---------------------
                                               Name: Steven G. Lampe
                                               Date:  February 11, 2008


                                           /s/ Richard F. Conway*
                                           ---------------------
                                               Name: Richard F. Conway
                                               Date:  February  , 2008

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.


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